RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

POWER OF ATTORNEY

I, the undersigned Director of the RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., a Maryland corporation (the “Fund”), hereby appoint Joshua B. Deringer, Diane E. McCarthy and/or Patrick W. Galley, with full power of substitution, and full power to sign for him/her and in his/her name in the appropriate capacities, any registration statements on Form N-2 filed by the Fund in connection with the offering of its common shares, including any and all amendments to such registration statement and supplements or other instruments in connection therewith, and generally to do all such things in our names and behalf in connection therewith as said attorney-in-fact deems necessary or appropriate, to comply with the provisions of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all related requirements of the Securities and Exchange Commission.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of the date set forth below.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

By:	/s/ Patrick W. Galley	/s/ James G. Kelley
	Patrick W. Galley	James G. Kelley
	Director, Chairman and President	Director

Date:	August 17, 2016	August 17, 2016

By:	/s/ Fred G. Steingraber	/s/ John K. Carter
	Fred G. Steingraber	John K. Carter
	Director	Director

Date:	August 17, 2016	August 17, 2016

By:	/s/ John S. Oakes
John S. Oakes
Director

Date:	August 17, 2016